Exhibit 99.1

Sophiris Bio Reports Fourth Quarter and Full Year Financial Results

SAN DIEGO and VANCOUVER, British Columbia, March 10, 2015 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing PRX302 (topsalysin) for the treatment of urological diseases, today announced financial results for the three months and year ended December 31, 2014.

“2015 is an important year for Sophiris as we expect to reach two key value inflection points toward the end of the year, including Phase 3 data of PRX302 in benign prostatic hyperplasia (BPH) 12 months after treatment -- the primary endpoint of the study -- and initial data from a Phase 2 proof of concept study of PRX302 as a treatment for localized low to intermediate risk prostate cancer,” stated Randall Woods, president and CEO of Sophiris Bio. “We are confident that we have sufficient resources to reach both of these important inflection points.”

Financial Results

At December 31, 2014, Sophiris had cash, cash equivalents and securities available-for-sale of $22.7 million and net working capital of $20.0 million. Sophiris expects that its current cash, cash equivalents and securities available-for-sale as of December 31, 2014 will be sufficient to fund its operations for at least the next 12 months.

For the fourth quarter ended December 31, 2014

The Company reported a net loss of $5.3 million ($0.31 per share) for the three months ended December 31, 2014 compared to a net loss of $5.4 million ($0.34 per share) for the three months ended December 31, 2013.

Research and development expenses

Research and development expenses were consistent at $4.1 million for both the three months ended December 31, 2014 and the three months ended December 31, 2013. Expenses associated with the Company’s Phase 3 clinical trial for PRX302 for the treatment of symptoms of BPH which commenced enrollment in October 2013 increased by $1.1 million from the three months ended December 31, 2013 to the three months ended December 31, 2014. Offsetting this increase was a decrease in manufacturing costs of $0.7 million and a decrease in personnel related costs of $0.5 million from the three months ended December 31, 2013 to the three months ended December 31, 2014.

General and administrative expenses

General and administrative expenses were $1.0 million for the three months ended December 31, 2014 compared to $1.5 million for the three months ended December 31, 2013. The decrease is primary due to a decrease in personnel related costs and a decrease in non-cash stock-based compensation expense.

For the year ended December 31, 2014

The Company reported a net loss of $30.7 million ($1.85 per share) for the year ended December 31, 2014 compared to a net loss of $11.1 million ($1.39 per share) for the year ended December 31, 2013.

Research and development expenses

Research and development expenses were $24.7 million for the year ended December 31, 2014 compared to $10.3 million for the year ended December 31, 2013. The increase in research and development costs was primarily attributable to an increase in the costs associated with the Company’s first Phase 3 clinical trial for PRX302 for the treatment of symptoms of BPH and, to a lesser extent, an increase in manufacturing activities for PRX302.

General and administrative expenses

General and administrative expenses were $5.3 million for the year ended December 31, 2014 compared to $4.5 million for the year ended December 31, 2013. The increase is primary due to an increase in non-cash stock based compensation expense and an increase in directors and officers insurance expense as a result of the Company’s initial public offering on the NASDAQ in August 2013.

For complete financial results, please see the Company’s website at www.sophiris.com.

Full Year and Recent Highlights

On March 20, 2014, Sophiris announced the appointment of Gerald T. Proehl to its board of directors. Proehl recently served as the president, chief executive officer and director of Santarus, Inc. until its acquisition by Salix Pharmaceuticals, Inc.

In May 2014, Sophiris announced it entered into a common stock purchase agreement with Aspire Capital to support the proof of concept study of PRX302 in prostate cancer. Aspire made an initial purchase of 604,320 common shares at $3.31 per share for proceeds of $2 million and committed to purchase up to $13 million in additional shares over the next 30 months at prices based on market price at the time of purchase and subject to a $2.00 floor price.

In September 2014, Sophiris announced that it completed enrollment in its Phase 3 “PLUS-1” clinical trial of PRX302 as a treatment for the lower urinary tract symptoms of BPH.

In December 2014, Sophiris announced findings from an administrative interim analysis of efficacy in its Phase 3 “PLUS-1” clinical trial for lower urinary tract symptoms of BPH. The Independent Data Monitoring Committee (IDMC) reported that a predefined efficacy threshold at three months following treatment was not achieved. The interim analysis was conducted specifically for planning future clinical trials. All patients in the study will continue to be followed to enable the evaluation of the primary efficacy endpoint at 12 months. Both Sophiris and its representatives have remained blinded to the results of the interim analysis.

In conjunction with clinical experts Sophiris has developed a clinical protocol to evaluate the potential of PRX302 in the focal treatment of patients with localized low to intermediate risk prostate cancer. Patient enrollment into this proof of concept study is expected to commence in the first half of 2015. The study will utilize multi-parametric magnetic resonance imaging (mpMRI) co-registered with real time 3D ultrasound images to target the delivery of PRX302 directly into and around a pre-identified clinically significant tumor. Sophiris believes that PRX302, which is only activated in the prostate, has the potential to ablate the tumor while potentially avoiding many of the complications and side effects associated with currently available radical treatments.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing PRX302, a clinical-stage, targeted therapy for the treatment of urological diseases. PRX302 is in Phase 3 clinical development for the treatment of the symptoms of BPH and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Sophiris plans to initiate a Phase 2 proof of concept study of PRX302 for the treatment of localized low to intermediate risk prostate cancer during the first half of 2015. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including the quote of Sophiris’ President and CEO and any expectations relating to the results of Sophiris’ Phase 3 clinical trial of PRX302, expectations about the timing of the commencement of the proof of concept study for the treatment of localized low to intermediate risk prostate cancer and the timing of receipt of data from the proof of concerpt study or Sophiris’ capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Some of the risks and uncertainties that could cause actual results, performance or achievements to differ include without limitation, risk associated with the process of developing, manufacturing commercial scale drug products, obtaining regulatory approval of and commercializing treatments that are safe and effective, and in the endeavor of building a business around such treatments. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial results, market acceptance, ability to raise capital and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark	Michael Moore
Canale Communications	Equicom Group
Corporate Communications and IR	Investor Relations
(619) 849-6005	858-886-7813
jason@canalecomm.com	mmoore@tmxequicom.com

Source: Sophiris Bio Inc.

Sophiris Bio Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31,	December 31,
	2014	2013

Assets:

Current assets:

Cash and cash equivalents	$4,123	$14,839
Securities available-for-sale	18,572	33,310
Other receivables	16	48
Prepaid expenses	2,825	3,598

Total current assets	25,536	51,795

Property and equipment, net	36	78
Other long-term assets	19	19

Total assets	$25,591	$51,892

Liabilities and shareholders’ equity:

Current liabilities:

Accounts payable	$2,633	$1,470
Accrued expenses	2,307	2,181
Current portion of promissory notes	598	6,877

Total current liabilities	5,538	10,528

Long-term promissory notes	5,343	—
Warrant liability	—	883
Stock-based compensation liability	22	202

Total liabilities	10,903	11,613

Shareholders’ equity:

Common shares, unlimited authorized shares, no par value; 16,844,736 and 16,149,871 shares issued and outstanding at December 31, 2014 and December 31, 2013	113,095	111,204
Contributed surplus	17,053	13,824
Accumulated other comprehensive gain	99	98
Accumulated deficit	(115,559)	(84,847)

Total shareholders’ equity	14,688	40,279

Total liabilities and shareholders’ equity	$25,591	$51,892

Sophiris Bio Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:

License revenue	$—	$—	$—	$5,000

Operating expenses:
Research and development	4,080	4,136	24,708	10,279
General and administrative	1,017	1,502	5,332	4,511
Total operating expenses	5,097	5,638	30,040	14,790

Other income (expense):
Interest expense	(175)	(244)	(726)	(1,308)
Interest income	11	—	51	—
Gain on revaluation of warrant liability	—	493	49	689
Other income (expense), net	(19)	(49)	(46)	(240)
Total other income (expense)	(183)	200	(672)	(859)

Net loss before income taxes	(5,280)	(5,438)	(30,712)	(10,649)

Income tax expense	—	—	—	(500)

Net loss	$(5,280)	$(5,438)	$(30,712)	(11,149)

Basic and diluted loss per share	$(0.31)	$(0.34)	$(1.85)	$(1.39)
Weighted average number of outstanding shares – basic and diluted	16,845	16,150	16,586	8,029

Source: Sophiris Bio Inc.